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Exhibit 21

Subsidiaries of the Company

Entity Name	State of Organization
Accumed, Inc.	New Hampshire
ASCO Healthcare of New England, Inc.	Maryland
ASCO Healthcare of New England, Limited Partnership	Maryland
ASCO Healthcare, Inc.	Maryland
Capitol Home Infusion, Inc.	Virginia
Care4, L.P.	Delaware
CareCard, Inc.	Maryland
Concord Pharmacy Services, Inc.	Pennsylvania
Delco Apothecary, Inc.	Pennsylvania
Eastern Medical Supplies, Inc.	Maryland
Encare of Massachusetts, Inc.	Delaware
Genesis Health Ventures, Inc.	Pennsylvania
Genesis Holdings, Inc.	Delaware
Geneva Sub, Inc.	Delaware
H.O. Subsidiary, Inc.	Maryland
Health Concepts and Services, Inc.	Maryland
HealthObjects Corporation	Maryland
Horizon Medical Equipment and Supply, Inc.	West Virginia
Institutional Health Care Services, Inc.	New Jersey
Medical Services Group, Inc.	Maryland
Neighborcare Home Medical Equipment of Maryland, L. L. C.	Maryland
NeighborCare Home Medical Equipment, Inc.	Pennsylvania
NeighborCare Infusion Services, Inc.	Delaware
NeighborCare of Indiana, Inc.	Indiana
NeighborCare of New Hampshire L. L. C.	New Hampshire
NeighborCare of Northern California, Inc.	California
NeighborCare of Oklahoma, Inc.	Oklahoma
NeighborCare of Virginia, Inc.	Virginia
NeighborCare of Wisconsin, Inc.	Wisconsin
NeighborCare Pharmacies, Inc.	Maryland
NeighborCare Pharmacy of Oklahoma LLC	Oklahoma
NeighborCare Pharmacy of Virginia LLC	Virginia
NeighborCare Pharmacy Services, Inc.	Delaware
NeighborCare Repackaging, Inc.	Maryland
NeighborCare-Medisco, Inc.	California
NeighborCare-ORCA, Inc. d/b/a Propac Pharmacy	Oregon
NeighborCare-TCI, Inc.	Delaware
Professional Pharmacy Services, Inc.	Maryland
SNALF, Inc.	Delaware
The Medicine Centre, LLC	Connecticut
Tidewater Healthcare Shared Services Group, Inc.	Pennsylvania

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Subsidiaries of the Company